For Further Information:
KRATON Polymers LLC
Analyst and Media: Shari Mattern 281-504-4780

KRATON NAMES NICHOLAS G. DEKKER
AS CHIEF FINANCIAL OFFICER

HOUSTON, TX – October 10, 2006 — Kraton Polymers LLC (Kraton) today announces the appointment of Nicholas (Nick) G. Dekker as Vice President and Chief Financial Officer effective October 6, 2006. He replaces Mr. Raymond K. Guba who served as Kraton’s Vice President and Chief Financial Officer since October 24, 2005.

In his new role, Mr. Dekker will be responsible for Kraton’s global financial and information technology functions. He will report to Mr. George B. Gregory, President and Chief Executive Officer.

“We’re excited that Nick will be taking leadership of our financial and IT teams,” said George B. Gregory. “Nick brings broad financial experience and strong knowledge of the business to this role. He will continue to build on the momentum in finance and IT that Randy helped create. We thank Randy for his contributions and wish him the best in his future pursuits.”

Mr. Dekker began his career at Kraton in April 2000 as European Finance Manager and was promoted to Finance Manager Europe and Asia Pacific in 2004. He served as Interim Chief Financial Officer from August 2005 to October 2005. In October 2005, Mr. Dekker was promoted to Vice President, Europe, Africa and Middle East. From early 1998 to April 2000 he was a financial consultant for Shell Chemicals. Prior roles include Financial Director for Diversey Benelux and Baruch International Fashion Group. Mr. Dekker began his career as an assistant auditor with KPMG in 1983. He received a University Degree (Economics) from Free University of Amsterdam and a Postgraduate Degree as a Chartered Controller from Free University of Amsterdam.

About Kraton

Kraton is a leading global performance polymer company and is the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, The Netherlands, Germany, France, Brazil, and Japan.

Kraton, the Kraton logo and design are trademarks of Kraton Polymers LLC.

Forward Looking Statements

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